EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of FBR & Co., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Date: July 16, 2015

Voce Capital Management LLC

By:	Voce Capital LLC Managing Member

By:	/s/ J. Daniel Plants
Name:	J. Daniel Plants
Title:	Managing Member

Voce Capital LLC

By:	/s/ J. Daniel Plants
Name:	J. Daniel Plants
Title:	Managing Member

/s/ J. Daniel Plants
J. Daniel Plants